Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (this “Agreement”) is entered into between Tidewater Inc., a Delaware corporation (the “Company”) and [                        ] (the “Employee” and, together with the Company, the “Parties”), an officer of the Company, on [                    ], 2017 (the “Execution Date”), with effect from January 1, 2018 (the “Effective Date”). Capitalized terms used but not defined in this Agreement have the respective meanings provided in the Appendix.

RECITALS

WHEREAS, the Parties are party to that [Amended and Restated] Change of Control Agreement dated [●] (the “Existing Agreement”), which provides the Employee with certain employment protections for a two-year period following the occurrence of a Change of Control;

WHEREAS, pursuant to written notice given to the Employee on July 22, 2016, the Existing Agreement will expire on December 31, 2017, unless a Change of Control occurs on or prior to that date; and

WHEREAS, the Committee has determined that it is necessary and advisable to continue to provide the Employee with change of control employment protections following the expiration of the Existing Agreement.

NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

EFFECTIVENESS OF AGREEMENT

1.1    Status of Existing Agreement. The Parties agree that the Existing Agreement will remain in full force and effect until the Effective Date. If a Change of Control does not occur prior to the Effective Date, the Parties agree that the Existing Agreement will terminate, and have no further effect, as of the Effective Date. However, if a Change of Control does occur prior to the Effective Date, the Existing Agreement will be extended in accordance with its terms and this Agreement will be null and void and of no effect. The Parties agree that: (a) this Section 1.1 amends, and forms a part of, the Existing Agreement and (b) so long as Change of Control has not occurred prior to the Effective Date, this Agreement will supersede any and all prior agreements between the Parties that provide for severance benefits following a Change of Control including, without limitation, the Existing Agreement.

1.2    Effective Date and Protected Period. Subject to Section 1.1, this Agreement will commence on the Effective Date and will continue in effect through December 31, 2018; provided, however, that on January 1, 2019 and each subsequent January 1, the term of this Agreement will automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company has given notice to the Employee that it does not intend to extend this Agreement. However, if a Change of Control occurs during the term of this Agreement, this Agreement will continue in effect through the second anniversary of the Change of Control regardless of any notice of non-extension that the Company may have provided to the Employee (such two-year period following a Change of Control, the “Protected Period”).

1.3    Effect of Termination of Employment Prior to Change of Control. Except as provided in Section 3.9, if the Employee’s employment terminates for any reason prior to the occurrence of a Change of Control, this Agreement will terminate and have no further effect as of the Termination Date.

ARTICLE II

TERMS OF EMPLOYMENT DURING PROTECTED PERIOD

2.1    Employment Conditions. During the Protected Period, (a) the Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change of Control and (b) the Employee’s service will be performed during normal business hours at the Company’s office where the Employee was principally employed immediately prior to the Change of Control or any relocation of such office within a radius of 35 miles.

2.2    Base Salary. During the Protected Period, the Employee will receive an annual base salary (as it may be increased from time to time and in effect, the “Base Salary”), paid at least monthly, which initially will be equal to 12 times the highest monthly base salary that was payable to the Employee (for avoidance of doubt, including any base salary which has been earned but deferred by the Employee) by the Company and its Affiliates during any of the 12 calendar months preceding the month in which the Change of Control occurs. During the Protected Period, the Base Salary will be reviewed whenever the Company undertakes a salary review of the Employee’s peer executives, but no less than once annually. Any increase in Base Salary will not serve to limit or reduce any other obligation to the Employee under this Agreement. Base Salary may not be reduced during the Protected Period, regardless of whether the Base Salary has previously been increased.

2.3    Annual Bonus. In addition to Base Salary, the Employee will be eligible to earn an annual cash bonus for each fiscal year ending during the Protected Period (the “Bonus”). For each such Bonus, the target annual bonus opportunity, expressed as a percentage of the Base Salary then in effect (the “Target Opportunity”), shall be at least equal to the target opportunity for which the Employee is eligible for the fiscal year in which the Change of Control occurs, as such target opportunity has been established by the Company for such year under the Company’s annual bonus plan, or any comparable successor plan. If the Company has not yet established a Target Opportunity for the Employee for the fiscal year in which the Change of Control occurs, then the Target Opportunity shall be at least equal to the last such target opportunity established by the Company for the Employee. Each such Bonus will be paid no later than two and one half months following the end of the fiscal year for which the Bonus is awarded, unless the Employee has elected to defer receipt of all or part of the Bonus pursuant to a deferral plan sponsored by the Company.

2.4    Fringe Benefits. During the Protected Period, the Employee shall be entitled to fringe benefits (including, but not limited to, automobile allowance, reimbursement for membership dues, and air travel) commensurate with those provided to the Employee’s peer executives at the Company and its Affiliates.

2.5    Business Expenses. During the Protected Period, the Employee shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Employee in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to the Employee’s peer executives at the Company and its Affiliates.

2.6    Incentive, Savings, and Retirement Plans. During the Protected Period, the Employee will be entitled to participate in any and all equity, incentive, savings, and retirement plans, practices, policies, and programs (together, the “Compensation Plans”) that are generally available to the Employee’s peer executives at the Company and its Affiliates, subject to the eligibility requirements and all other terms and conditions of the applicable Compensation Plan; provided, however, that in no event will such Compensation Plans provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities, and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee under any Compensation Plans as in effect at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to the Employee’s peer executives at the Company and its Affiliates.

2.7    Welfare Benefit Plans. During the Protected Period, the Employee (and the Employee’s family members or beneficiaries, as the case may be) will be eligible for participation in, and will receive all benefits under, any and all welfare benefit plans, practices, policies, and programs provided by the Company and its Affiliates (together, the “Welfare Benefit Plans,” which include, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death, and travel accident insurance plans and programs) that are generally available to the Employee’s peer executives at the Company and its Affiliates, subject to the eligibility requirements and all other terms and conditions of the applicable Welfare Benefit Plan; provided, however, that in no event will such Welfare Benefit Plans provide the Employee with benefits, in each case, less favorable than the most favorable of any Welfare Plans in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to the Employee’s peer executives at the Company and its Affiliates.

2.8    Office and Support Staff. During the Protected Period, the Employee will be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with those provided to the Employee’s peer executives at the Company and its Affiliates.

2.9    Vacation. During the Protected Period, the Employee will be entitled to paid vacation and/or personal time off in accordance with the most favorable agreements, plans, policies, programs, and practices of the Company and its Affiliates as in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time after the Change of Control with respect to the Employee’s peer executives at the Company and its Affiliates.

ARTICLE III

TERMINATION OF EMPLOYMENT DURING PROTECTED PERIOD

3.1    Accrued Obligations. It is the intent of this Agreement that, upon termination of employment for any reason during the Protected Period, the Employee be entitled to receive promptly, and in addition to any other benefits specifically provided by this Agreement, (a) any earned but unpaid Base Salary through the Termination Date, (b) any accrued but unpaid vacation pay, and (c) any other amounts or benefits required to be paid or provided or which the Employee, the Employee’s family members, beneficiaries, heirs, or legal representatives is entitled to receive under any plan, program, policy, practice, or agreement of the Company or its Affiliates (collectively, the “Accrued Obligations”).

3.2    Termination of Employment by the Company without Cause or by the Employee for Good Reason. If, during the Protected Period, the Company terminates the Employee’s employment without Cause or the Employee terminates employment for Good Reason, then, in addition to the Accrued Obligations, the Employee will be entitled to the payments and benefits under this Section 3.2.

(a)    Certain Cash Payments.

(i)    The Employee will receive a cash severance payment in an amount equal to [two/one-and-a-half/one]1 times the sum of (1) the Base Salary and (2) the Target Bonus.

(ii)    The Employee will receive a pro-rata cash Bonus for the fiscal year in which the Termination Date occurs, calculated by multiplying the Target Bonus by a fraction, the numerator of which is the number of days between the beginning of the fiscal year and the Termination Date and the denominator of which is 365.

(iii)    If, as of the Termination Date, the Company has not yet paid to the Employee a Bonus with respect to a completed fiscal year, the Employee will receive a cash payment equal to, as applicable, (1) if the Company has already determined the amount of such Bonus, the greater of that amount or the Target Bonus or (2) if the Company has not yet determined the amount of such Bonus, the greater of the Target Bonus or the amount that the Employee would have earned with respect to such completed fiscal year based on actual performance of any objective performance criteria but assuming target performance on any subjective performance criteria.

[1]	Multiple of 2 for CEO, 1.5 for all EVPs, 1 for all other covered officers.

(iv)    Subject to Section 5.11 (including any six-month payment delay imposed by Code Section 409A) and any deferral elections by the Employee for a given fiscal year that apply to a Bonus payable to him or her under subsection (ii) or (iii), any cash payments due to the Employee under this Section 3.2(a) will be paid to him or her within five business days of the Termination Date.

(b)    Benefits Continuation.

(i)    Subject to Sections 3.8 and 5.11, for a period of [24/18/12]2 months following the Termination Date (the “Continuation Period”), the Company will reimburse the Employee for the cost to continue on behalf of the Employee and the Employee’s dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits (including any benefit under any individual benefit arrangement that covers medical, dental, or hospitalization expenses not otherwise covered under any general Company plan) provided to peer executives of the Company and its Affiliates during the Continuation Period (together, the “Continued Benefits”). If, during the Continuation Period, the Employee and his or her dependents and beneficiaries cease to be eligible for coverage under the terms of the applicable Company policy providing for any such Continued Benefits, the Company will purchase comparable individual policies or, if the Company cannot obtain such policies, will pay such premiums directly to the Employee in cash on the same schedule the payments would have been otherwise paid to the insurance provider.

(ii)    Notwithstanding anything in Agreement to the contrary, if the Company determines that the provision of continued medical benefits under this Section 3.2(b) would violate the nondiscrimination rules applicable to non-grandfathered plans or would result in the imposition of penalties under the ACA, the Parties agree to reform this Section 3.2(b) to the extent necessary to comply with the ACA.

(c)    Retirement and Supplemental Plans.

(i)    The Employee will immediately become fully (100%) vested in his or her benefit (as it may be increased pursuant to subsection (ii) below) under each Supplemental Plan of the Company in which the Employee was a participant as of the Termination Date.

(ii)    To the extent that Employee is not fully vested in his or her benefits under the Retirement Plans [or any Company qualified defined benefit plan]3 as of the Termination Date, the Employee will receive a cash payment equal to [the sum of] the unvested account balance of any such Retirement Plan benefit [plus the present value of the actuarial equivalent of any such unvested defined benefit plan benefit, in each case] as of the Termination Date, notwithstanding any contrary provisions in such plans regarding benefits.

(iii)    The Employee will receive a cash payment equal to the sum of any additional benefits that the Employee would have received under any Company-sponsored qualified or non-qualified defined benefit plan covering the Employee, regardless of the vesting requirements of such plans, after giving the Employee, for purposes of calculating the benefits

[2]	Same multiple as in 3.2(a)(i).
[3]	For Pension Plan participants.

due the Employee under the applicable plan, (1) full service credit for a [24/18/12]4-month period following the Change of Control with (2) compensation credit for such additional period calculated based on an annual rate of one times the sum of Base Salary plus Target Bonus as determined under Section 3.2(a)(i). Notwithstanding the foregoing, in the event that a plan subject to this Section 3.2(c)(iii) is amended, discontinued, or terminated by the Incumbent Board prior to the occurrence of a Change of Control such that no additional benefit accruals may occur for active participants in such plan, this Section 3.2(c)(iii) will no longer apply to such plan.

(iv)    Subject to Section 5.11 (including any six-month payment delay imposed by Code Section 409A), any cash payments due to the Employee under this Section 3.2(c) will be paid to him or her within five business days of the Termination Date.

(d)    Acceleration of Outstanding Equity and Long-Term Incentives. Notwithstanding the terms of the applicable plans or award agreements, (i) the Employee will immediately vest in any equity or long-term incentive awards that are outstanding but unvested as of the Termination Date, (ii) any of his or her outstanding and unexercised stock options will remain outstanding and exercisable for the remainder of their full ten-year term, and (iii) with respect to any such awards for which vesting or payout is subject to performance conditions, performance will be deemed to have been achieved at target levels. In all other respects, the awards modified by this Section 3.2(d) remain subject to the applicable plan and award agreement.

(e)    Limitations on Plan Amendments. The payments and benefits provided in this Section 3.2 and under any other Company employee benefit and compensation plans will be without regard to any amendment made to such plan after a Change of Control that adversely affects in any manner the computation, timing, or manner of payments and benefits due the Employee under such plan. Following a Change of Control, no discretionary power of the Board or any Board committee may be used in a way (and no ambiguity in any such plan may be construed in a way) that adversely affects in any manner any right or benefit of the Employee under any such plan.

3.3    Outplacement Assistance. Upon any termination of employment of the Employee during the Protected Period other than termination due to death, Disability, or by the Company for Cause, the Company will provide the Employee with outplacement assistance by a reputable firm specializing in such services for a two-year period beginning on the Termination Date; provided, however, that the aggregate amount paid to or on behalf of the Employee under this Section 3.3 shall not exceed $25,000.

3.4    All Other Terminations. If, during the Protected Period, the Employee’s employment terminates due to his death or Disability or is terminated by the Company with Cause or by the Employee without Good Reason, then this Agreement will terminate without further obligation to the Employee, his or her family members, beneficiaries, or legal representatives, other than the Accrued Obligations and, if applicable, the outplacement assistance described in Section 3.3.

[4]	Same multiple as in 3.2(a)(i).

3.5    Equity and Long-Term Incentive Awards. The foregoing benefits are intended to be in addition to the value of any equity or long-term incentives held by the Executive prior to a Change of Control, the exercisability, vesting, or payout of which may be accelerated upon a Change of Control pursuant to the terms of the applicable plan and award agreement.

3.6    Excise Tax Provision.

(a)    Notwithstanding any other provision of this Agreement, if a Change of Control occurs during the original or extended term of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with the Change of Control or the termination of the Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, any Person whose actions result in the Change of Control, or any Person Affiliated with the Company or such Person) (all such payments and benefits, including the payments and benefits under Section 3.2, being hereinafter called “Total Payments”) would be subject, in whole or in part, to an excise tax imposed by Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement, or agreement, the Covered Payments will be either:

(i)    be reduced, in the order provided in Section 3.6(b), to the minimum extent necessary to ensure that no portion of the Total Payments is subject to the Excise Tax (that amount, the “Reduced Amount”), or

(ii)    be payable in full, but only if the after-tax value of the Total Payments (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject with respect to the unreduced Total Payments) is greater than the after-tax value of the Reduced Amount (meaning, after subtracting the net amount of federal, state, and local income and employment taxes on such Reduced Amount).

(b)    Any reduction to the Total Payments required by Section 3.6 will be made in accordance with Code Section 409A and the following principles: (i) any portion of the Total Payments that does not constitute non-qualified deferred compensation subject to Code Section 409A will be reduced first and (ii) unless the Employee elects otherwise, cash payments will be reduced before non-cash payments.

(c)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Employee has waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) will be taken into account; (ii) no portion of the Total Payments will be taken into account that, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) that was, immediately prior to the Change of Control, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “Base Amount” (within the meaning set forth in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).

(d)    At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor, or other advisors or consultants (and any such written opinions or advice will be attached to the statement).

3.7    Legal Fees. Subject to Section 5.11, the Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome of such contest) by the Company, the Employee, or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Employee about the amount or timing of any payment pursuant to this Agreement) or which the Employee may reasonably incur in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided under this Agreement; provided, however, that the aggregate amount paid to or on behalf of the Employee under this Section 3.7 shall not exceed $25,000.

3.8    Set-Off; Mitigation. After a Change of Control, the Company’s and its Affiliates’ obligations to make payments, to provide benefits, and otherwise to perform their obligations under this Agreement and will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company or its Affiliates may have against the Employee or others; provided, however, that to the extent the Employee accepts other employment in connection with which he or she is provided health insurance benefits, the Company will only be required to provide health insurance benefits to the extent the benefits provided by the Employee’s new employer are less favorable than the benefits to which he or she would otherwise be entitled under this Agreement. It is the intent of this Agreement that in no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

3.9    Certain Pre-Change-of-Control Terminations. Notwithstanding any other provision of this Agreement, the Employee’s employment will be deemed to have been terminated following a Change of Control by the Company without Cause or by the Employee with Good Reason, if (a) the Employee’s employment is terminated by the Company without Cause prior to a Change of Control (regardless of whether a Change of Control actually occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change of Control; (b) the Employee terminates his or her employment for Good Reason prior to a Change of Control (regardless of whether a Change of Control actually occurs) and the act, circumstance, or event that constitutes Good Reason occurs at the request or direction of such Person; or (c) the

Employee’s employment is terminated by the Company without Cause or by the Employee for Good Reason and such termination or the act, circumstance, or event constituting Good Reason is otherwise in connection with, or in anticipation of, a Change of Control and occurred after discussions with such Person regarding a possible Change of Control transaction commenced and such discussions produced (whether before or after such termination) either a letter of intent with respect to such a transaction or a public announcement of the pending transaction (regardless of whether a Change of Control actually occurs). For purposes of any determination regarding the applicability of the immediately preceding sentence, if the Employee takes the position that such sentence applies and the Company disagrees, the Company will have the burden of proof in any such dispute.

ARTICLE IV

RIGHTS TO INDEMNIFICATION AND D&O INSURANCE COVERAGE

4.1    Indemnification. If, in connection with any agreement related to a transaction that will result in a Change of Control, an undertaking is made to provide the Board with rights to indemnification from the Company (or from any other party to such agreement), the Employee will, by virtue of this Agreement, be entitled to the same rights to indemnification as are provided to the members of the Board pursuant to such agreement. Otherwise, the Employee will be entitled to indemnification rights on terms no less favorable to Employee than those available under the Certificate of Incorporation, bylaws or resolutions of the Company at any time after the Change of Control to his or her peer executives of the Company. Such indemnification rights will be with respect to all claims, actions, suits, or proceedings to which the Employee is or is threatened to be made a party that arise out of or are connected to his or her services at any time prior to the termination of his or her employment, without regard to whether such claims, actions, suits, or proceedings are made, asserted, or arise during or after the Protected Period.

4.2    D&O Liability Insurance. If, in connection with any agreement related to a transaction that will result in a Change of Control, an undertaking is made to provide the Board with continued coverage following the Change of Control under one or more directors’ and officers’ liability insurance policies, then the Employee will, by virtue of this Agreement, be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board. Otherwise, the Company agrees to cover Employee under any directors and officers liability insurance policies as in effect generally at any time after the Change of Control that cover his or her peer executives of the Company.

ARTICLE V

MISCELLANEOUS

5.1    Binding Effect; Successors.

(a)    This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b)    This Agreement is personal to the Employee and shall not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)    The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee.

(d)    The Company will also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(e)    The obligations of the Company and the Employee that, by their nature, may require either partial or total performance after the expiration of the term of the Agreement will survive such expiration.

5.2    Notices. All notices under this Agreement must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee shall be delivered to the most recent address as provided by the Employee to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 5.2.

5.3    Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of [Louisiana/Texas] without regard to principles of conflict of laws.

5.4    Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

5.5    Amendment; Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both Parties.

5.6    Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Parties intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

5.7    Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

5.8    Remedies Not Exclusive. No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule, or regulation.

5.9    Company’s Reservation of Rights. The Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee and officer of the Company, or to change or diminish his or her status during the Protected Period, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

5.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

5.11    Section 409A. Notwithstanding any other provision of this Agreement:

(a)    It is the intent of the Parties that this Agreement comply with Code Section 409A and that the payments and benefits provided under this Agreement either comply with, or are exempt from, Code Section 409A, and this Agreement should be construed and interpreted accordingly.

(b)    If, as of the Termination Date, the Employee is a “specified employee” (as defined and determined under Code Section 409A) and any payment or benefit provided to him or her in connection with his or her termination of employment constitutes “non-qualified deferred compensation” subject to Code Section 409A, then the payments and benefits that may be paid to the Employee during the six-month period following the Termination Date will be limited to (i) medical benefits that are allowed to be provided during such time pursuant to Code Section 409A, (ii) any amounts that qualify for the short-term deferral exception to Code Section 409A, (iii) any amounts that qualify for the involuntary separation from service exception to Code Section 409A, and (iv) any other payments to the extent they are covered by an exception to such six-month delay applicable to specified employees. All other payments and benefits will not be paid to the Employee until the first business day that is six months after the Termination Date or, if earlier, on the Employee’s death.

(c)    To the extent required by Code Section 409A, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[signatures appear on the following page]

IN WITNESS WHEREOF, Tidewater and the Employee have executed this Agreement on the Execution Date, and it shall be effective as of the Effective Date.

TIDEWATER INC.

By:
Steven L. Newman
Chair of the Compensation Committee

EMPLOYEE:

[ ]

Appendix

Definitions

Unless otherwise defined in this Agreement (including the preamble and the recitals), the following terms (and capitalized variants of such terms) shall have the meanings indicated, unless the context clearly indicates otherwise:

“ACA” means the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance, or any successor statute.

“Affiliate” means a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

“Beneficial Owner” means, with respect to a security, a Person who, directly or indirectly (through any contract, understanding, relationship, or otherwise), has or shares (a) the power to vote, or direct the voting of, the security, and/or (b) the power to dispose of, or to direct the disposition of, the security.

“Board” means the board of directors of the Company.

“Business Combination” means the consummation of a reorganization, merger, or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company.

“Cause” means either:

(a)    the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or its Affiliates (other than any such failure resulting from a Disability), after a written demand for substantial performance is delivered to the Employee by Board that (1) specifically identifies the manner in which the Board believes that the Employee has not substantially performed his or her duties and (2) with respect to conduct that is susceptible of cure, provides the Employee with a reasonable opportunity to cure, or

(b)    the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise.

For purposes of this definition, no act or failure to act, on the part of the Employee, will be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, the instructions of a senior officer of the Company, or the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company or its Affiliates. The cessation of employment of the Employee shall not be deemed to be for Cause unless his or her action or inaction meets the foregoing standard and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in paragraph (a) or (b) above, and detailing the particulars of such conduct and the Board’s determination.

“Change of Control” means:

(a)    the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of Common Stock or 30% or more of the combined voting power of the Company’s then-outstanding securities; provided, however, that for purposes of this paragraph (a), the following shall not constitute a Change of Control:

(i)    any acquisition (other than a Business Combination which constitutes a Change of Control under paragraph (c)) of Common Stock directly from the Company,

(ii)    any acquisition of Common Stock by the Company or its subsidiaries,

(iii)    any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)    any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under paragraph (c); or

(b)    members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; or

(c)    a Business Combination, in each case, unless, immediately following the consummation of such Business Combination,

(i)    the individuals and entities who collectively were the Beneficial Owners of the Common Stock or the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect collective Beneficial Ownership, respectively, of more than 50% of the then-outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation, and

(ii)    except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation, or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)    at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes, for each such section cited, the regulations and guidance issued under such section.

“Common Stock” means the Company’s common stock, $0.001 par value per share.

“Company” means Tidewater Inc., a Delaware corporation, or its successor as provided in Section 5.1.

“Disability” means a condition that would entitle the Employee to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he or she is totally disabled or partially disabled, as such terms are defined in the Company’s policy in effect as of the Effective Date or as similar terms are defined in any successor policy. If the Company has no long-term disability plan in effect, “Disability” shall occur if (a) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his or her duties and responsibilities to the Company for a period of 90 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Employee or his or her legal representatives so certifies in writing, and (c) the Board determines that the Employee has become disabled.

“Good Reason” means the existence of any of the following, without the Employee’s written consent:

(a)    any failure of the Company or its Affiliates to provide the Employee with the position, authority, duties, and responsibilities at least commensurate in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change of Control;

(b)    the assignment to the Employee of any duties inconsistent in any material respect with Employee’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 2.1, or any other action that results in a diminution in such position, authority, duties, or responsibilities;

(c)    any material failure by the Company or its Affiliates to comply with any of the provisions of this Agreement;

(d)    the Company or its Affiliates requiring the Employee to be based at any office or location other than as permitted by Section 2.1 or requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control;

(e)    any termination or purported termination of the Employee’s employment otherwise than as expressly permitted by this Agreement; or

(f)    any failure by the Company to comply with and satisfy Sections 5.1 (c) and (d) of this Agreement.

For purposes of this definition, the Employee’s termination will not be considered to have been with Good Reason unless (x) he or she provides written notice to the Company of the condition constituting Good Reason within 60 days of the Employee having knowledge of its initial existence, (y) such condition remains uncured for at least 30 days following the Company’s receipt of the Employee’s notice, and (z) the Employee actually terminates employment following the expiration of any cure period but within two years of the initial occurrence of such condition.

“Incumbent Board” means the individuals who, as of the Effective Date, constitute the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board.

“Person” means a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Post-Transaction Corporation” means either (a) the Company after the Change of Control or (b) if a Change of Control includes a Business Combination, the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

“Protected Period” has the meaning provided in Section 1.2.

“Retiree Benefits” means any post-retirement benefits for which the Employee is eligible under the Tidewater Retiree Medical Plan and any life insurance benefits for which the Employee is eligible as a participant in the Retirement Plan, each as in effect on the Effective Date.

“Retirement Plans” means all qualified defined contribution retirement plans of the Company and its Affiliates, including, but not limited to, the Tidewater Savings and Retirement Plan and any successor plan.

“Supplemental Plans” means all supplemental and excess retirement plans of the Company and its Affiliates, including, but not limited to, the Tidewater Inc. Supplemental Executive Retirement Plan, the Tidewater Inc. Supplemental Savings Plan, and any successor plans.

“Target Bonus” means the target bonus for which the Employee is eligible for a given fiscal year, as established by the Company for such year, or, if no target Bonus has been established as of the applicable date, the Base Salary then in effect for the Employee multiplied by the Target Opportunity.

“Target Opportunity” has the meaning provided in Section 2.3.

“Termination Date” means the date that the Employee has a “separation of service,” as such term is used in Code Section 409A, regardless of the reason for termination of employment.